Exhibit 99.1

Tenet Appoints Eric Evans President of Hospital Operations

DALLAS – March 22, 2016 – Tenet Healthcare Corporation (NYSE: THC) today announced that Eric Evans, chief executive officer of the company’s Texas Region, has been appointed president of Hospital Operations, effective immediately. Mr. Evans succeeds Britt Reynolds, who has resigned to accept another position outside of the organization.

In his new role, Mr. Evans will oversee 84 acute care hospitals, over 170 hospital-affiliated outpatient facilities, over 700 physician practices, and other related healthcare services and functions within the company. He will report to Trevor Fetter, chairman and CEO.

“Eric is an extremely talented executive and operator who has consistently demonstrated the leadership skills needed to drive continued growth in our hospital business,” said Mr. Fetter. “Since joining Tenet in 2004, Eric has quickly ascended to critical leadership positions at the company, including his most recent role as CEO of our largest hospital region and previous tenure as CEO of our multi-hospital network in El Paso, Texas. His passion, tenacity and results-driven management focus will inject new energy into our biggest operating segment. I couldn’t be more pleased to appoint Eric to this important position, and I am confident we will benefit from his continued contributions.”

Mr. Evans said, “It is an honor to lead Tenet’s hospital operations at such a dynamic period. We have a strong network of care facilities with tremendous prospects ahead, and I am incredibly enthusiastic about the compelling opportunities to deliver greater value for our patients. I look forward to working with the entire Hospital Operations team to enhance the performance of our hospitals and related facilities, and collaborating with my colleagues at Conifer and USPI for the benefit of the entire Tenet enterprise.”

Mr. Evans will work with Mr. Reynolds to ensure a seamless transition of responsibilities. Mr. Fetter added, “On behalf of the entire company, I want to thank Britt for his years of service to Tenet. During his tenure, we expanded our hospital network by more than 70 percent and built a strategic outpatient business that helped propel Tenet into a market-leading position in ambulatory services. We are grateful for his many contributions and wish him well in his future endeavors.”

Eric Evans Biographical Information

As CEO of the Texas Region, Mr. Evans has been responsible for overseeing the operations and strategic direction for 20 acute care hospitals and more than 50 outpatient centers in Texas and Missouri. Prior to assuming that position, Mr. Evans served as market CEO of The Hospitals of Providence (formerly known as the Sierra Providence Health Network) in El Paso, Texas. While there, he oversaw numerous strategic initiatives for the multi-hospital network, including the company’s collaboration with Texas Tech University Health Sciences Center for the development of a new teaching hospital. In addition, he held a number of other leadership positions at Tenet, including CEO of Dallas-based Lake Pointe Health Network (Lake Pointe) and also chief operating officer of Lake Pointe. Earlier in his career, Mr. Evans was an industrial engineer and a material flow coordinator at Saturn Corporation, a former subsidiary of General Motors Co.

Mr. Evans serves as chairman of the board of directors for the El Paso branch of the Federal Reserve Bank of Dallas. In addition, he is an American College of Healthcare Executives (ACHE) Fellow. He received a bachelor of science degree in Industrial Management from Purdue University and an MBA from Harvard Business School.

About Tenet Healthcare

Tenet Healthcare Corporation is a diversified healthcare services company with more than 130,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the company operates 84 general acute care hospitals, 20 short-stay surgical hospitals and over 470 outpatient centers in the United States, as well as nine facilities in the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Corporate Communications Charles Nicolas 469-893-2640 mediarelations@tenethealth.com	Investor Relations Brendan Strong 469-893-6992 investorrelations@tenethealth.com